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                                                                     EXHIBIT 2.1


                              CONSENT AND AGREEMENT

         This Consent and Agreement, dated as of January 19, 1998 (this "Agreement"), by and among MedPartners, Inc., a Delaware corporation ("MedPartners"), ASG Merger Corporation, a Delaware corporation (the "Subsidiary"), and America Service Group Inc., a Delaware corporation ("ASG").

                               W I T N E S S E T H

         WHEREAS, MedPartners, the Subsidiary and ASG have entered into that certain Plan and Agreement of Merger, made and entered into as of the 1st day of October 1997 (the "Plan of Merger");

         WHEREAS, ASG is obligated pursuant to Section 7.3 to take all steps necessary in accordance with its Amended and Restated Certificate of Incorporation and Bylaws to call, give notice of, convene and hold meetings of its stockholders (the "Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 of the Plan of Merger), for the purpose of approving and adopting the Plan of Merger and the transactions contemplated thereby and for such other purposes as may be necessary:

         WHEREAS, ASG has called the Stockholder Meeting for January 20, 1998;

         WHEREAS, MedPartners, the Subsidiary and ASG have concluded that it is necessary to adjourn the Stockholder Meeting permanently pending the resolution of certain matters relating to the Plan of Merger;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties to this Agreement do hereby agree as follows:

         1. Adjournment of Meeting. MedPartners and the Subsidiary acknowledge and agree that ASG shall convene the Stockholder Meeting scheduled for 10:00 am Central Standard Time on January 20, 1998, and shall vote the proxies obtained by management in favor of the Merger in favor of a permanent adjournment of the Stockholder Meeting. MedPartners and the Subsidiary agree that ASG's adjournment of the Stockholder Meeting shall not constitute a breach of ASG's performance of any of its obligations pursuant to the Plan of Merger, including, without limitation, its covenant pursuant to
              Section 7.3 of the Plan of Merger.

         2. Announcement of Adjournment. MedPartners and the Subsidiary consent to the issuance by ASG of a press release announcing the adjournment of the
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              Special Meeting, which press release shall be in the form
              attached as Exhibit 1 to this Amendment. MedPartners and the Subsidiary further consent to the issuance of such press release immediately following the action taken by the stockholders to adjourn the Special Meeting as contemplated by Section 1.

         3. Amendment of Section 8.1(e). Section 8.1(e) of the Plan of Merger is hereby amended by the deletion of the entirety of the text of such section and by the insertion in lieu thereof of "By ASG, if the arithmetic average of the closing prices per share of the MedPartners Common Stock, as reported on the New York Stock Exchange Composite Tape, during any consecutive thirty
              (30)-trading day period prior to the consummation of the Merger is less than $17.50, and MedPartners has received written notice of the decision to terminate this Plan of Merger prior to the consummation of the Merger".

         4. Affirmation of the Plan of Merger. The parties hereby affirm to one another their respective obligations pursuant to the Plan of Merger and affirm the Plan of Merger, as previously amended.

         5. Representations and Warranties. The parties represent and warrant to one another that this Amendment has been duly authorized by all corporate action required to be taken on each of their parts, that it has been duly executed and delivered and that it constitutes the legal, valid and binding obligation of each of them, except as enforcement may be subject to bankruptcy, moratorium and similar laws and except as the availability of equitable remedies may be subject to customary limitations.

         6. Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents, which may be reasonably necessary to carry out the provisions of this Amendment.

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         IN WITNESS WHEREOF, MedPartners, the Subsidiary and ASG have caused this Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                                 MEDPARTNERS, INC.


                                                 By: /s/ Tracy P. Thrasher
                                                    ----------------------------
                                                         Tracy P. Thrasher

                                                 ASG MERGER CORPORATION


                                                 By: /s/ Tracy P. Thrasher
                                                    ----------------------------
                                                         Tracy P. Thrasher


                                                 AMERICA SERVICE GROUP INC.


                                                 By: /s/ Michael Catalano
                                                    ----------------------------
                                       3                 Michael Catalano